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                                                                    Exhibit 99.1



            BERKSHIRE PARTNERS TO ACQUIRE THE WILLIAM CARTER COMPANY
                   FROM INVESTCORP IN $450 MILLION TRANSACTION

BOSTON, MA, NEW YORK, NY and MORROW, GA -- JULY 16, 2001 -- Berkshire Partners LLC, the Boston-based private equity investment firm, and Investcorp, the global investment group, today announced that they have signed a definitive agreement under which Berkshire will acquire The William Carter Company ("Carter's") from Investcorp and its clients for approximately $450 million.

Carter's is the nation's largest branded marketer of baby and toddler apparel, and a leading marketer of young children's apparel. Over its 136 years of operation, Carter's has become one of the best recognized brand names in the children's apparel industry. Morrow, Georgia-based Carter's markets its products under the brand names of CARTER'S and CARTER'S CLASSICS to department stores and specialty store accounts, and through its 149 retail outlet stores.

The transaction, expected to close in the third quarter of 2001, involves the continuing leadership of the company's senior management. Upon completion of the transaction, investment funds established by Berkshire and management will own all of the company's equity. Berkshire's equity investment will total approximately $130 million.

"Over the course of our four-and-a-half-year partnership with Investcorp, Carter's made substantial operating and financial progress and has further established the CARTER'S family of brands as the most innovative and popular in the children's apparel sector," said Frederick J. Rowan II, Chairman, Chief Executive Officer and President of The William Carter Company. "As we look towards the future, we are excited to begin a new partnership with Berkshire Partners and benefiting from their experience with branded- and retail-oriented companies."

Bradley M. Bloom, Managing Director at Berkshire, stated, "Carter's talented management team and leading brand name were key factors in our decision to invest in the company. The strategy of management to build an industry leader that serves its customer base and ultimately the consumer with excellent value in a high quality, branded product is an ideal fit with our own investment philosophy. We look forward to our new partnership with management as they lead Carter's to continued success."

Christopher O'Brien, a member of Investcorp's Management Committee, said, "We are very pleased with the outcome of the investment we first made in Carter's in 1996. Fred Rowan and his team achieved tremendous financial results in a range of economic conditions by executing a strategic plan that moved the company into new sales channels, allowed it to introduce new product


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lines, and optimize its supply chain. The company is well-positioned as the leader in an important, growing industry, and we wish Carter's and Berkshire Partners all the best."

In 2000, Carter's consolidated net sales were $471.4 million, representing a nearly 50 percent increase from $318.2 million in 1996. During this period, wholesale sales increased from $189.0 million to $256.1 million and retail outlet store sales increased from $129.2 million to $215.3 million.

ABOUT BERKSHIRE PARTNERS LLC
----------------------------
Berkshire Partners is an active investor in the private equity market managing approximately $3.0 billion of equity capital. Through its 15-year investment history, Berkshire has completed 70 acquisitions or growth capital investments with a primary focus on building solid, growth-oriented companies in conjunction with strong, equity-incented management teams. Berkshire invests in a number of industries including manufacturing, retailing, transportation, telecommunications and business services. Its private equity transactions have taken several forms; leveraged buyouts, recapitalizations, growth capital investments, privatizations, and industry consolidations. Investors consist primarily of university endowments, public and private pension funds, insurance companies, foundations, and financial institutions. Additional information may be found at http://www.berkshirepartners.com.
            --------------------------------

ABOUT INVESTCORP
----------------
Investcorp is a leading global investment group with offices in New York, London and Bahrain. Since 1982, it has completed transactions in North America and Western Europe, with a total acquisition value of approximately $19 billion. In addition to The William Carter Company, Investcorp and its clients currently have investments in U.S. companies including Stratus Technologies, Jostens, Inc., Werner Holdings, TelePacific Communications and Independent Wireless One. U.S. investments that have been taken public by Investcorp include Prime Service, Tiffany & Co., Circle K Corporation, Saks Fifth Avenue and CSK Auto Corporation. In Europe, Investcorp and its clients currently have investments in Avecia (formerly Zeneca Specialties), Gerresheimer Glas, Polestar and Welcome Break. Additional information may be found at www.investcorp.com.
                                              ------------------

ABOUT THE WILLIAM CARTER COMPANY
--------------------------------
The William Carter Company is the nation's largest branded marketer of baby and toddler apparel, and a leading marketer of young children's apparel. Over the company's 136 years of operation, Carter's has become one of the best recognized brand names in the children's apparel industry. Carter's markets its family of brands, including CARTER'S and CARTER'S CLASSICS, to approximately 500 department stores and specialty store accounts, together representing an estimated 8,000 store fronts, as well as through its 149 retail outlet stores. The company, which is based in Morrow, Georgia and has approximately 7,000 employees, was founded in 1865 by William Carter in


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Needham, Massachusetts. Additional information may be found at www.carters.com.
                                                               ----------------

Contacts:         BERKSHIRE               INVESTCORP
                  ---------               ----------
                  Brad Bloom              Todd Fogarty
                  Jeanine Neumann         Kekst and Company
                  Berkshire Partners      (212) 521-4854
                  (617) 227-0050

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